Exhibit 99.1

Press Release

November 28, 2007

FOR IMMEDIATE RELEASE

Contact Information:

James J. Hilty

V.P. Business Development

Sensus Metering Systems

(919) 845-4007

jim.hilty@sensus.com

Sensus Announces New Chief Financial Officer

Alfred Giammarino joins Sensus Metering Systems

Raleigh, North Carolina – Sensus Metering Systems announced today that Alfred Giammarino will assume the position of Chief Financial Officer effective December 1, 2007.

Alfred comes to Sensus from Stratos Global Corporation where he served as Executive Vice President & Chief Financial Officer. He brings with him over 30 years of extensive financial, operations, investor relations and mergers & acquisitions experience with leading international communications companies, including Verizon and GTE.

“I am very pleased that Alfred has joined Sensus,” says Peter Mainz, Chief Operating Officer of Sensus Metering Systems. “His high level skills and extensive experiences will certainly contribute to the continued growth of Sensus.”

Alfred earned his Bachelor of Science degree in Accounting at St. John’s University in New York and is a licensed Certified Public Accountant. He will be based at Sensus Metering Systems Corporate Headquarters in Raleigh, NC.

ABOUT SENSUS METERING SYSTEMS

The Sensus Metering Systems companies are leading world-class providers of high-value metering, Automatic Meter Reading (AMR) and Advanced Metering Infrastructure (AMI) system solutions for water, gas, electric, and heat utilities as well as sub-metering entities worldwide. Additional linked businesses include Smith-Blair, Inc. a leading provider of pipe clamp & coupling products for the water, gas, and industrial markets; and Sensus Precision Die Casting that produces complex, high quality die-castings. For more information, please visit the company’s web site at www.sensus.com.

All statements in this release, other than historical facts, are made in reliance on the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are subject to change at any time. These statements reflect the Company’s current expectations regarding its financial position, revenues, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which the Company operates, legal proceedings and similar matters. The Company’s expectations expressed or implied in these forward-looking statements may turn out to be incorrect. The Company’s actual results could be materially different from its expectations because of various risks. These risks, some of which are discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K (SEC File No. 333-113658) for the fiscal year ended March 31, 2007 as filed with the Securities and Exchange Commission on May 16, 2007, include its dependence on new product development and intellectual property, and its dependence on independent distributors and third-party contract manufacturers, automotive vehicle production levels and schedules, its substantial financial leverage, debt service and other cash requirements, liquidity constraints and risks related to future growth and expansion. Other important risks that could cause actual events or results to differ from those contained or implied in the forward-looking statements include, without limitation, the Company’s ability to integrate acquired companies, general economic and business conditions, competition, adverse changes in the regulatory or legislative environment in which the Company operates, and other factors beyond the Company’s control.

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